Exhibit 99.1

NEWS RELEASE
Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Reports 22% Increase in Operating Income
for Third Quarter Fiscal 2016

●	42.2% increase in Service segment operating income drives consolidated results
●	Service segment revenue growth of 10.5% offset by decline in Distribution segment
●	Net income improves to $1.1 million, a 31.4% increase over prior-year third quarter

ROCHESTER, NY, January 25, 2016 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration and compliance services and distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its third quarter ended December 26, 2015. Reported results do not include those of Spectrum Technologies, Inc., acquired on December 31, 2015 or those of Dispersion Laboratory Inc. acquired on January 18, 2016.

Lee D. Rudow, President and CEO, commented, “Our third quarter delivered strong operating income growth of 22% even as total revenue was down 3%. The Service segment continued its double-digit sales growth, despite economic headwinds, as both the Service and Distribution segments were challenged by weak oil and gas markets as well as the impact of a very strong dollar on industrial output. We estimate that nearly half of the decline in the Distribution segment sales was directly related to unprecedented softness in oil and gas. We are cautiously optimistic that we may be nearing a bottom as the rate of Distribution sales decline slowed during the period.”

Third Quarter Fiscal 2016 Review (Results are compared with the third quarter of fiscal 2015)

Third quarter total revenue was $30.2 million, down $0.9 million, or 2.9%, over the prior-year period. Service segment revenue grew $1.3 million, or 10.5%, while Distribution segment sales declined by $2.2 million, or 12.0%. Excluding the impact of foreign currency exchange on Canadian revenue, total revenue was $30.6 million, down $0.4 million, or 1.4%, from the third quarter of fiscal 2015.

Total gross profit declined 3.1% to $6.8 million. As a percentage of total revenue, gross profit was 22.5%, consistent with the prior fiscal year period.

Total operating income increased 22.1%, or $0.3 million, to $1.7 million. Net income for third quarter was $1.1 million, a 31.4% increase over the prior-year period. Diluted earnings per share were $0.15, up 36.4%.

Total adjusted EBITDA was $2.6 million, a 12.5% improvement over the third quarter of fiscal 2015. Adjusted EBITDA as a percent of total revenue increased 120 basis points to 8.8%. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

Strong Service segment operating leverage

The Service segment represents the Company’s accredited calibration and compliance services business (46% of total revenue for the third quarter of fiscal 2016)

●	Combined organic and acquisition-related revenue growth drove the Service segment revenue increase of 10.5%, or $1.3 million, to a record third quarter of $13.9 million.
●	Service segment gross profit improved $0.2 million, or 5.9%, to $3.3 million. Gross margin for the segment was 23.5% compared with 24.5% in the prior-year period.
●

Segment operating income increased 42.2% to $0.8 million, and operating margin expanded 120 basis points to 5.7%. Operating leverage in the quarter was 18.0% compared with 37.8% in the prior-year period. Operating leverage is defined as the year-over-year change in Service segment operating income divided by the year-over-year change in Service segment revenue.

●

Service segment contribution margin grew 20.4% to $1.8 million from $1.5 million in the prior fiscal year period. Adjusted EBITDA increased 23.0%, or $0.3 million, to $1.5 million. As a percentage of Service segment revenue, Adjusted EBITDA was 11.0%, up 110 basis points over the third quarter of 2015. See Note 1 on page 4 for descriptions of these non-GAAP financial measures and pages 9 and 10 for the Adjusted EBITDA Reconciliation table and the contribution margin calculation in the Additional Information – Business Segment Data table.

Distribution segment sales declined, gross margin improved with vendor rebates

The Distribution segment represents the Company’s distribution of professional grade handheld test, measurement and control instrumentation (54% of total revenue for the third quarter of fiscal 2016)

●

Distribution sales declined $2.2 million, or 12.0%, to $16.2 million in the third quarter, primarily due to market weakness in the oil and gas and related industries and weaker sales to customers impacted by the strength of the U.S. dollar.

●

Distribution segment gross profit was $3.5 million, down $0.4 million, or 10.2%. Gross margin was 21.6%, a 40 basis point improvement from the prior-year period. Vendor rebates accounted for 130 basis points of segment gross margin in the quarter.

●

Reduced Distribution segment operating costs through operational efficiencies, which more than offset the year-over-year decline in segment gross profit, resulted in segment operating income of $0.9 million, a $0.1 million improvement from the third quarter of fiscal 2015.

●

Contribution margin for the Distribution segment was $1.8 million, down $0.1 million from the prior-year period. Adjusted EBITDA was $1.1 million, similar to the third quarter of fiscal 2015. See Note 1 on page 4 for descriptions of these non-GAAP financial measures and pages 9 and 10 for the Adjusted EBITDA Reconciliation table and contribution margin calculation in the Additional Information – Business Segment Data table.

Nine-Month Review

Total revenue was $89.3 million, a 2.2% decline from $91.3 million in the prior fiscal year period. Unfavorable currency changes, primarily between the U.S. dollar and Canadian dollar, had a $1.3 million impact on year-to-date revenue compared with the prior-year period. Consolidated gross profit was $20.6 million, consistent with the first nine months of fiscal 2015, while gross margin increased 40 basis points to 23.0%, primarily due to increased Distribution segment vendor rebates.

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

Service Segment:

●

Revenue increased 11.5% to $41.6 million, driven by organic and acquisition-related growth. On a trailing twelve-month basis, Service segment revenue was $56.1 million, an increase of 10.5% when compared with the corresponding trailing twelve-month period of fiscal 2015. The Company believes that trailing twelve-month data is more indicative of the long-term progress of the Service segment.

●

Service segment gross margin was 24.6% compared with 24.9% in the prior fiscal year period. On a trailing twelve-month basis, Service segment gross margin was 26.9%, an increase of 30 basis points when compared with the corresponding twelve-month period of fiscal 2015.

●	Year-to-date segment operating margin increased 150 basis points to 5.5%. On a trailing twelve-month basis, Service segment operating margin was 8.0% compared with 5.9% in the prior-year period.

Distribution Segment:

●	Sales in the first nine months of fiscal 2016 declined 11.7% to $47.7 million.
●

Year-to-date Distribution segment gross margin increased 70 basis points to 21.6% from the prior-year period. The improvement in gross margin was driven by increased vendor rebates, which accounted for 140 basis points of segment gross margin.

As a percentage of total revenue, operating expenses were 18.4%, down from 18.6% in the same period of fiscal 2015. Fiscal 2016 year-to-date operating income improved $0.4 million to $4.1 million, primarily due to lower year-over-year performance-based compensation expense, which was partially offset by increased acquisition-related expenses. Net income increased to $2.5 million, or $0.36 per diluted share, compared with $2.1 million, or $0.30 per diluted share, in the prior fiscal year period.

Adjusted EBITDA was $7.0 million, up 12.0% from $6.3 million for the same period in fiscal 2015. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Strong Cash Generation and Balance Sheet Support Growth Strategy

Cash generated by operations was $7.4 million in the first nine months of fiscal 2016, a significant increase from $1.2 million during the prior-year period. The Company used cash from operations to support its organic and acquisition-related growth, including $3.8 million in capital expenditures and $2.9 million spent on acquisitions in the first nine months of fiscal 2016. The Company expects capital expenditures, primarily for Service segment and rental business expansion, to total $4.0 million to $4.5 million for fiscal 2016.

As of December 26, 2015, the Company had $19.5 million in availability under its secured revolving credit facility, of which $12.0 million was available for acquisitions. On December 31, 2015, the Company acquired certain assets and liabilities of Spectrum Technologies, Inc. for $10.1 million, excluding $1.7 million of typical holdbacks expected to be paid in the fourth quarter of fiscal 2017. In connection with this acquisition, the Company amended its secured revolving credit facility to increase the amount available for acquisitions in fiscal 2016 by $2.0 million. The Company believes that it has, and will continue to have, the liquidity to execute on its business growth strategy.

Outlook

Mr. Rudow commented, “In a weak macro-environment, our team continues to navigate well and execute our strategic plan. While we had projected double-digit operating income growth, we now believe our year-over-year operating income is likely to achieve flat to modest growth. We believe Transcat is well positioned to capitalize on future growth opportunities as the industrial market rebounds.

“We have had a great year identifying, closing and transitioning strategic acquisitions and we strongly believe our current acquisition strategy is the right strategy at the right time. Our recent transactions have strengthened our capabilities and geographic footprint. Spectrum Technologies serves the biomed market throughout North America and Dispersion adds life science capabilities to our already strong presence in Montreal. In addition, we begin to close out fiscal 2016 with a strong acquisition pipeline that should position Transcat well in the coming year.

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

“Despite significant headwinds, through the combination of acquisitions and consistent organic growth, we have achieved our targeted year-over-year double-digit Service growth. Our Distribution segment continues to pivot toward a more diversified portfolio in tandem with a series of ‘value added’ initiatives; we expect the segment to perform well.

“Our strategic plan continues to be structured to enable us to grow to $175 million to $200 million in revenue within the next 5 years, but more importantly, our plan has us achieving double-digit EBITDA margins at those levels.”

Webcast and Conference Call

Transcat will host a conference call and webcast on Monday, January 25, 2016 at 11:00 a.m. ET. Management will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be accompanied by a slide presentation which will be available at www.transcat.com/investor-relations.

The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Monday, February 1, 2016. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13627606, or access the webcast replay at www.transcat.com/investor-relations. A transcript will also be posted to the website, once available.

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, other income and expenses, and non-cash stock compensation expense), which is a non-GAAP measure. The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results. Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table on page 9.

Contribution margin, a non-GAAP financial measure, consists of gross profit less selling, marketing and warehouse expenses. We believe contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss). For further details on contribution margin, see the calculation of this non-GAAP financial measure and the reconciliation of contribution margin to gross profit in the Additional Information – Business Segment Data tables on page 10 and 11.

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration and compliance services, including analytical instrument qualifications, equipment and process validation. The Company is focused on providing best-in-class calibration analytics to highly regulated industries, including life science, aerospace, pharmaceuticals, medical device manufacturing and biotechnology. Transcat provides permanent and periodic on-site services, mobile calibration services and in-house services through 20 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

Transcat also operates as a leading distributor of professional grade handheld test, measurement and control instrumentation, marketing more than 100,000 premier and proprietary brand instruments to approximately 22,000 customers.

Transcat’s growth strategy is to leverage its service capabilities, strong brand and leading distribution platform to drive organic sales growth and to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found on its website at: Transcat.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions that often are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, market position, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:

John J. Zimmer, Chief Financial Officer
Phone: (585) 352-7777
Email: jzimmer@transcat.com
-OR-
Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014
Service Revenue	$13,922	$12,603	$41,647	$37,336
Distribution Sales	16,238	18,449	47,659	53,946
Total Revenue	30,160	31,052	89,306	91,282

Cost of Service Revenue	10,650	9,513	31,383	28,037
Cost of Distribution Sales	12,732	14,545	37,346	42,656
Total Cost of Revenue	23,382	24,058	68,729	70,693

Gross Profit	6,778	6,994	20,577	20,589

Selling, Marketing and Warehouse	3,199	3,602	9,968	10,506
Expenses
Administrative Expenses	1,897	2,015	6,530	6,431
Total Operating Expenses	5,096	5,617	16,498	16,937

Operating Income	1,682	1,377	4,079	3,652

Interest and Other Expense, net	62	83	193	266

Income Before Income Taxes	1,620	1,294	3,886	3,386
Provision for Income Taxes	552	481	1,339	1,269

Net Income	$1,068	$813	$2,547	$2,117

Basic Earnings Per Share	$0.15	$0.12	$0.37	$0.31
Average Shares Outstanding	6,900	6,823	6,878	6,788

Diluted Earnings Per Share	$0.15	$0.11	$0.36	$0.30
Average Shares Outstanding	7,137	7,081	7,134	7,061

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December 26,	March 28,
	2015	2015
ASSETS
Current Assets:
Cash	$152	$65
Accounts Receivable, less allowance for doubtful accounts of $119 and $111 as of December 26, 2015 and March 28, 2015,
respectively	14,925	16,899
Other Receivables	1,167	1,171
Inventory, net	5,798	6,750
Prepaid Expenses and Other Current Assets	1,214	1,209
Deferred Tax Asset	1,026	1,048
Total Current Assets	24,282	27,142
Property and Equipment, net	11,813	9,397
Goodwill	22,462	20,923
Intangible Assets, net	3,814	3,554
Deferred Tax Asset	121	-
Other Assets	964	1,133
Total Assets	$63,456	$62,149

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$8,776	$7,695
Accrued Compensation and Other Liabilities	3,423	4,195
Income Taxes Payable	-	43
Total Current Liabilities	12,199	11,933
Long-Term Debt	10,538	12,168
Deferred Tax Liability	1,768	1,684
Other Liabilities	1,945	2,046
Total Liabilities	26,450	27,831

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized;
6,904,442 and 6,835,828 shares issued and outstanding
as of December 26, 2015 and March 28, 2015, respectively	3,452	3,418
Capital in Excess of Par Value	12,835	12,289
Accumulated Other Comprehensive Loss	(518)	(143)
Retained Earnings	21,237	18,754
Total Shareholders' Equity	37,006	34,318
Total Liabilities and Shareholders' Equity	$63,456	$62,149

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Nine Months	Nine Months
	Ended	Ended
	December 26,	December 27,
	2015	2014
Cash Flows from Operating Activities:
Net Income	$2,547	$2,117
Adjustments to Reconcile Net Income to Net Cash Provided
by Operating Activities:
Loss on Sale of Property and Equipment	37	4
Deferred Income Taxes	(206)	152
Depreciation and Amortization	2,711	2,268
Provision for Accounts Receivable and Inventory	129	79
Reserves
Stock-Based Compensation Expense	284	474
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,945	916
Inventory	914	(1,059)
Prepaid Expenses and Other Assets	(122)	(950)
Accounts Payable	(271)	77
Accrued Compensation and Other Liabilities	(1,027)	(1,953)
Income Taxes Payable	462	(906)
Net Cash Provided by Operating Activities	7,403	1,219

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(3,755)	(2,709)
Proceeds from Sale of Property and Equipment	24	46
Business Acquisitions, net of cash acquired	(2,918)	(6,681)
Net Cash Used in Investing Activities	(6,649)	(9,344)

Cash Flows from Financing Activities:
(Repayment of) Proceeds from Revolving Credit Facility, net	(1,630)	7,244
Issuance of Common Stock	305	396
Repurchase of Common Stock	(73)	(71)
Net Cash (Used in) Provided by Financing Activities	(1,398)	7,569

Effect of Exchange Rate Changes on Cash	731	552

Net Increase (Decrease) in Cash	87	(4)
Cash at Beginning of Period	65	23
Cash at End of Period	$152	$19

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(Dollars in thousands)
(Unaudited)

	FY2016

	Q1	Q2	Q3	Q4	YTD
Net Income	$601	$878	$1,068	$-	$2,547
+ Interest Expense	51	48	54		153
+ Other Expense / (Income)	44	(12)	8		40
+ Tax Provision	331	456	552		1,339
Operating Income	$1,027	$1,370	$1,682	$-	$4,079
+ Depreciation & Amortization	840	902	969		2,711
+ Other (Expense) / Income	(44)	12	(8)		(40)
+ Noncash Stock Compensation	171	109	4		284
Adjusted EBITDA	$1,994	$2,393	$2,647	$-	$7,034

Segment Breakdown

Service Operating Income	$646	$839	$799		$2,284
+ Depreciation & Amortization	680	717	751		2,148
+ Other (Expense) / Income	(39)	1	(18)		(56)
+ Noncash Stock Compensation	85	51	(2)		134
Service Adjusted EBITDA	$1,372	$1,608	$1,530	$-	$4,510

Distribution Operating Income	$381	$531	$883		$1,795
+ Depreciation & Amortization	160	185	218		563
+ Other (Expense) / Income	(5)	11	10		16
+ Noncash Stock Compensation	86	58	6		150
Distribution Adjusted EBITDA	$622	$785	$1,117	$-	$2,524

	FY2015

	Q1	Q2	Q3	Q4	YTD
Net Income	$445	$859	$813	$1,909	$4,026
+ Interest Expense	31	47	77	79	234
+ Other Expense / (Income)	14	91	6	-	111
+ Tax Provision	269	519	481	1,128	2,397
Operating Income	$759	$1,516	$1,377	$3,116	$6,768
+ Depreciation & Amortization	624	747	897	822	3,090
+ Other (Expense)	(14)	(91)	(6)	-	(111)
+ Noncash Stock Compensation	155	234	85	33	507
Adjusted EBITDA	$1,524	$2,406	$2,353	$3,971	$10,254

Segment Breakdown

Service Operating Income	$267	$665	$562	$2,199	$3,693
+ Depreciation & Amortization	488	577	676	621	2,362
+ Other (Expense)	(15)	(85)	(33)	(5)	(138)
+ Noncash Stock Compensation	72	103	39	10	224
Service Adjusted EBITDA	$812	$1,260	$1,244	$2,825	$6,141

Distribution Operating Income	$492	$851	$815	$917	$3,075
+ Depreciation & Amortization	136	170	221	201	728
+ Other (Expense) / Income	1	(6)	27	5	27
+ Noncash Stock Compensation	83	131	46	23	283
Distribution Adjusted EBITDA	$712	$1,146	$1,109	$1,146	$4,113

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2016 Q3	FY 2015 Q3	$'s	%
Service Revenue	$13,922	$12,603	$1,319	10.5%
Cost of Revenue	$10,650	$9,513	$1,137	12.0%
Gross Profit	$3,272	$3,090	$182	5.9%
Gross Margin	23.5%	24.5%

Selling, Marketing & Warehouse Expenses	$1,522	$1,636	$(114)	(7.0%)
Contribution Margin	$1,750	$1,454	$296	20.4%
% of Revenue	12.6%	11.5%

Administrative Expense	$951	$892	$59	6.6%
Operating Income	$799	$562	$237	42.2%
% of Revenue	5.7%	4.5%

			Change
DISTRIBUTION	FY 2016 Q3	FY 2015 Q3	$'s	%
Distribution Sales	$16,238	$18,449	$(2,211)	(12.0%)
Cost of Sales	$12,732	$14,545	$(1,813)	(12.5%)
Gross Profit	$3,506	$3,904	$(398)	(10.2%)
Gross Margin	21.6%	21.2%

Selling, Marketing & Warehouse Expenses	$1,677	$1,966	$(289)	(14.7%)
Contribution Margin	$1,829	$1,938	$(109)	(5.6%)
% of Sales	11.3%	10.5%

Administrative Expense	$946	$1,123	$(177)	(15.8%)
Operating Income	$883	$815	$68	8.3%
% of Sales	5.4%	4.4%

			Change
TOTAL	FY 2016 Q3	FY 2015 Q3	$'s	%
Total Revenue	$30,160	$31,052	$(892)	(2.9%)
Total Cost of Revenue	$23,382	$24,058	$(676)	(2.8%)
Gross Profit	$6,778	$6,994	$(216)	(3.1%)
Gross Margin	22.5%	22.5%

Selling, Marketing & Warehouse Expenses	$3,199	$3,602	$(403)	(11.2%)
Contribution Margin	$3,579	$3,392	$187	5.5%
% of Revenue	11.9%	10.9%

Administrative Expense	$1,897	$2,015	$(118)	(5.9%)
Operating Income	$1,682	$1,377	$305	22.1%
% of Revenue	5.6%	4.4%

Transcat Reports 22% Increase in Operating Income for Third Quarter Fiscal 2016
January 25, 2016

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

	FY 2016	FY 2015	Change
SERVICE	YTD	YTD	$'s	%
Service Revenue	$41,647	$37,336	$4,311	11.5%
Cost of Revenue	$31,383	$28,037	$3,346	11.9%
Gross Profit	$10,264	$9,299	$965	10.4%
Gross Margin	24.6%	24.9%

Selling, Marketing & Warehouse Expenses	$4,826	$4,932	$(106)	(2.1%)
Contribution Margin	$5,438	$4,367	$1,071	24.5%
% of Revenue	13.1%	11.7%

Administrative Expense	$3,155	$2,873	$282	9.8%
Operating Income	$2,283	$1,494	$789	52.8%
% of Revenue	5.5%	4.0%

	FY 2016	FY 2015	Change
DISTRIBUTION	YTD	YTD	$'s	%
Distribution Sales	$47,659	$53,946	$(6,287)	(11.7%)
Cost of Sales	$37,346	$42,656	$(5,310)	(12.4%)
Gross Profit	$10,313	$11,290	$(977)	(8.7%)
Gross Margin	21.6%	20.9%

Selling, Marketing & Warehouse Expenses	$5,142	$5,574	$(432)	(7.8%)
Contribution Margin	$5,171	$5,716	$(545)	(9.5%)
% of Sales	10.8%	10.6%

Administrative Expense	$3,375	$3,558	$(183)	(5.1%)
Operating Income	$1,796	$2,158	$(362)	(16.8%)
% of Sales	3.8%	4.0%

	FY 2016	FY 2015	Change
TOTAL	YTD	YTD	$'s	%
Total Revenue	$89,306	$91,282	$(1,976)	(2.2%)
Total Cost of Revenue	$68,729	$70,693	$(1,964)	(2.8%)
Gross Profit	$20,577	$20,589	$(12)	(0.1%)
Gross Margin	23.0%	22.6%

Selling, Marketing & Warehouse Expenses	$9,968	$10,506	$(538)	(5.1%)
Contribution Margin	$10,609	$10,083	$526	5.2%
% of Revenue	11.9%	11.0%

Administrative Expense	$6,530	$6,431	$99	1.5%
Operating Income	$4,079	$3,652	$427	11.7%
% of Revenue	4.6%	4.0%